FOR IMMEDIATE RELEASE DATE: APRIL 28, 2005	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS HIGHER OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2005,
PROVIDES FISCAL 2005 GUIDANCE, AND DECLARES QUARTERLY CASH DIVIDEND

Cincinnati, April 28, 2005 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the third quarter and nine months ended March 31, 2005.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended March 31 2005 2004 % Change			Nine Months Ended March 31 2005 2004 % Change

Net Sales	$67,814	$51,500	31.7%	$210,448	$174,715	20.5%
Operating Income	$3,214	$1,477	117.6%	$16,218	$12,080	34.3%
Net Income	$2,422	$920	163.3%	$10,530	$7,527	39.9%
Earnings Per Share (diluted)	$0.12	$0.05	140.0%	$0.53	$0.38	39.5%

	3/31/05	6/30/04

Working Capital	$ 64,554	$ 64,724
Total Assets	$168,109	$174,732
Shareholders' Equity	$134,934	$128,863

Third Quarter 2005 Results

        Net sales in the third quarter of fiscal 2005 were $67.8 million, a 32% increase from last year’s third quarter net sales of $51.5 million. Fiscal 2005 third quarter net income of $2.4 million ($0.12 per share) increased 163% from the $0.9 million ($0.05 per share) reported last year. Third quarter and nine month fiscal 2005 results include a pre-tax expense provision of $0.6 million (approximately $0.02 per share) for loss contingencies of the Company related to patent infringement litigation. Additionally, the Company recorded inventory adjustments in the third quarter of approximately $0.5 million (approximately $0.02 per share), primarily in the Lighting Segment. The third quarter fiscal 2005 income tax provision was reflective of the Company’s revised estimate of an effective tax rate of 34.4% for the full year 2005, thereby resulting in a favorable impact of approximately $0.02 per share. Lighting Segment net sales increased 16% to $40.2 million, and Graphics Segment net sales increased 63% to $27.6 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 21% and 27% of total net sales in the third quarter of fiscal years 2005 and 2004, respectively. Earnings per share represent diluted earnings per share.

LSI Industries Inc. Third Quarter Results
April 28, 2005

Nine Month 2005 Results

        Net sales in the first nine months of fiscal 2005 were $210.4 million, a 20% increase from last year’s nine month net sales of $174.7 million. Fiscal 2005 nine month net income of $10.5 million ($0.53 per share) increased 40% from the $7.5 million ($0.38 per share) reported last year. Lighting Segment net sales increased 17% to $131.9 million, and Graphics Segment net sales increased 26% to $78.5 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 25% and 30% of total net sales in the first nine months of fiscal years 2005 and 2004, respectively.

Balance Sheet

        The balance sheet at March 31, 2005 included current assets of $93.3 million, current liabilities of $28.7 million and working capital of $64.6 million. The current ratio was a strong 3.25 to 1.0. Long-term debt obligations of $3.0 million compare to shareholders’ equity of $134.9 million. The Company has borrowing capacity as of March 31, 2005 of $47 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Fiscal 2005 Guidance Provided

        For the fiscal year ending June 30, 2005, management expects net sales to be in the range of $277 million to $282 million and per share diluted earnings to be between $0.68 and $0.70.

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.10 per share, payable May 17, 2005 to shareholders of record as of May 10, 2005. This quarterly dividend currently represents an indicated annual rate of $0.40 per share. LSI Industries has increased its regular cash dividend rate twelve times since it established a regular dividend in 1989.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “I am pleased that we just reported record sales for any third quarter in the Company’s history and per share earnings above “street consensus estimates.” However, profitability during the third quarter would have been about four cents per share better had we not taken additional inventory adjustments and litigation reserves. We have taken strong actions during this fiscal year to turn around our Lightron operation including changing management, dramatically reducing costs, purging questionable inventory, installing state-of-the art management reporting systems, and redefining our product offering. Additional volume is now the key to returning this operation to a profitable status. Although way behind schedule, I am hopeful that Lightron will be a contributor to the profit line during fiscal 2006. The balance of our lighting group continues to perform very well as we make further inroads into the commercial industrial lighting market. We will continue to maintain and build our leadership position in the petroleum / convenience store market. The graphics group recorded truly outstanding results during the quarter and is now positioned as one of the premier leading suppliers to national accounts. We intend to put more assets and resources behind this faster growing and higher margin business as we move forward. As we enter the fourth quarter, the positive momentum continues and we expect to report fiscal 2005 earnings of between $0.68 and $0.70 on a diluted per share basis, up from the $0.66 per share figure we said we were comfortable with in our second quarter press release.”

LSI Industries Inc. Third Quarter Results
April 28, 2005

        Scott Ready, President of LSI Lighting Solutions Plus, said, “The third quarter results for the lighting group represented a strong increase in sales in what is traditionally the slowest period of the year. Growth in indoor product sales and installation completions generated revenue associated with several national programs to yield the higher results. Our price increases are holding and serve to offset the price increases in raw materials, particularly steel, that we saw earlier this year. LSI Lighting Solutions Plus continues to penetrate new segments of the commercial industrial lighting market through the enhancement of our service teams, new promotional efforts and new product introductions. During the third quarter we continued to enhance our architectural outdoor lighting brands through the release of our new decorative low voltage line and an expansion of our family of architectural wall mounted products. In addition, our recently introduced and improved Encore™ product line for the petroleum / convenience store market has been well received. Our system integration of the Kansas City operation, begun during last quarter, will conclude during the current quarter. The benefits from this investment will begin to be realized over the next several months as our ability to coordinate order production and customer service significantly improves. Building on our improved operational status at our Lightron facility, we are beginning to expand the variety of products supplied by that operation as we seek to reintroduce some of the product offerings that had been scaled back during the first and second quarter reorganization efforts. This direction will allow for planned volume growth applied against the lower operating cost structure and improved factory efficiencies. We remain confident that our internal efforts to organize our lighting companies under the LSI Lighting Solutions Plus banner combined with a continued improvement in the overall industry outlook will offer us the opportunity to grow.”

        David McCauley, President of LSI Graphic Solutions Plus, commented, “Business was extremely strong during the third quarter of fiscal 2005 with sales up 63% compared to the third quarter of fiscal 2004. Operating margins for LSI Graphic Solutions Plus were 9.8% in the quarter. During the third quarter LSI Graphic Solutions Plus benefited as retailers continued to upgrade and add new packages to their store graphics. Looking forward we view the outlook for LSI Graphics Solutions Plus to remain strong. The graphics market is vibrant and we are well positioned to take advantage of the opportunities this presents. Much of the continued demand for graphics on the retail side is the result of retailers continuing to add new and upgraded products and brand names that require a graphics element in their stores. This new product introduction is currently being fueled by fast-paced technologies. On the casual dining side, we see tremendous opportunity as the trend evolves from a fast-food look to a more sophisticated casual dining look with the use of new types of menu boards and graphic elements. This is creating opportunities both inside the restaurant and on the drive-thru menu boards. We expect the active merger and acquisition environment in retail stores to create ongoing business opportunities, as graphics projects typically commence about one year from the closing date of such deals. Finally, we expect to continue to benefit from cross-selling opportunities with LSI Lighting Solutions Plus, as our interior and exterior graphics capabilities fit well with LSI’s lighting products. While one of the constant challenges we face is to maintain a constant stream of remodel programs, we feel we have competitively positioned ourselves as one of the few suppliers capable of handling large national roll-out programs on a timely and efficient basis. Given the continued strength our business is experiencing, we are in the early stages of increasing production capacity. Our broad line of product offerings includes menu board systems, interior and exterior graphics, decorative fixturing, and new technologies with our introduction of digital signage.”

LSI Industries Inc. Third Quarter Results
April 28, 2005

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unfavorable outcomes of litigation, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,600 people in fifteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Third Quarter Results
April 28, 2005

LSI INDUSTRIES INC.

Condensed Income Statements

(in thousands, except per share data; unaudited)	Three Months Ended March 31 ------------------------ 2005 2004 ------- -------		Nine Months Ended March 31 ---------------------- 2005 2004 ------- -------
Net sales	$67,814	$51,500	$210,448	$174,715
Cost of products sold	52,435	39,690	157,258	129,451

Gross profit	15,379	11,810	53,190	45,264
Selling and administrative expenses	12,165	10,333	36,786	33,184
Goodwill Impairment	--	--	186	--

Operating income	3,214	1,477	16,218	12,080
Interest expense, net	32	53	166	171
Income before income taxes	3,182	1,424	16,052	11,909
Income tax expense	760	504	5,522	4,382

Net income	$2,422	$920	$10,530	$7,527

Earnings per common share
Basic	$0.12	$0.05	$0.53	$0.38

Diluted	$0.12	$0.05	$0.53	$0.38

Weighted average common
shares outstanding
Basic	19,780	19,732	19,771	19,711

Diluted	20,109	20,107	20,043	20,033

Condensed Balance Sheets

(in thousands, unaudited)

	March 31, 2005	June 30, 2004

Current Assets	$93,303	$97,123
Property, Plant and Equipment, net	51,934	54,152
Other Assets	22,872	23,457

	$168,109	$174,732

Current Liabilities	$28,749	$32,399
Other Long-Term Liabilities	4,426	13,470
Shareholders' Equity	134,934	128,863

	$168,109	$174,732